EXHIBIT 4.3
                           MPOWER HOLDING CORPORATION
                                 AMENDMENT NO. 1
                      TO THE PRIMARY NETWORK HOLDINGS, INC.
                                STOCK OPTION PLAN


         WHEREAS, on May 24, 2001, the stockholders of Mpower Communications Corp. ("Mpower") approved a reorganization (the "Reorganization") pursuant to which Mpower became a wholly-owned subsidiary of Mpower Holding Corporation (the "Corporation");

         WHEREAS, the Corporation assumed the Primary Network Holdings, Inc. Stock Option Plan (the "Plan") as of the effective time of the Reorganization (the "Effective Time") and each option to purchase a share of Mpower under the Plan was substituted with an option to purchase a share of Holding under the same terms and conditions (a "Substitute Option");

         WHEREAS, the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan as they deem advisable;

         NOW, THEREFORE, effective as of the date hereof, the Company amends the Plan as follows:

         1. All references to the "Company" in the Plan shall refer to Mpower Holding Corporation.

         2. All references to "Common Stock" shall refer to the Common Stock of Mpower Holding Corporation, par value $0.001.

         3. Except as set forth herein, the Plan is hereby ratified and confirmed in all respects.


         IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of July 3, 2001.


                                           MPOWER HOLDING CORPORATION



                                           By: /s/ Russell I. Zuckerman
                                              ----------------------------------
                                              Russell I. Zuckerman, Esq.
                                              Senior Vice President and General
                                              Counsel